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December 6, 2005

Boston Capital Real Estate Investment Trust, Inc.
c/o Boston Capital Corporation
One Boston Place, Suite 2100
Boston, MA 02108-4406

Re:  SECURITIES BEING REGISTERED UNDER REGISTRATION STATEMENT ON FORM S-11

Ladies and Gentlemen:

This opinion is being furnished to you in connection with your filing of Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (Registration No. 333-108426) (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the sale of up to 105,000,000 shares of common stock, par value $0.001 per share (the "Shares"), of Boston Capital Real Estate Investment Trust, Inc. (the "Company").

For purposes of the opinion expressed below, we have reviewed such documents and conducted such investigation as we deemed appropriate. For certain matters of fact, we have relied on certificates or telephonic confirmations of public officials and certificates and statements of officers or representatives of the Company. We have not independently established the facts so relied on.

The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution, the Maryland General Corporation Law and reported judicial decisions interpreting those provisions).

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment thereof as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference therein to our firm under the caption "Legal Matters" and elsewhere. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/  GOODWIN PROCTER LLP

GOODWIN PROCTER LLP